Exhibit 10.2
Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

November 19, 2018

Richard S. Grant
9900 W. 109th Street
Overland Park, KS 66210

Re:     Interim Chief Executive Officer Agreement

Dear Dick:
On behalf of Compass Minerals International, Inc. (the “Company”), I am pleased to offer you the position of Interim President and Chief Executive Officer of the Company (“Interim Chief Executive Officer”) on the terms and conditions set forth in this letter agreement (this “Agreement”). You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.
1.Term of Agreement. Your services as Interim Chief Executive Officer under this Agreement shall commence effective as of November 19, 2018 (the “Start Date”), and, subject to Section 6 hereof, your service as Interim Chief Executive Officer shall continue until the earliest to occur of: (i) the appointment of a permanent President and Chief Executive Officer of the Company, or (ii) your resignation from this position or the termination of your service by us (the date of the earliest to occur, the “Transition Date”).
2.    Position and Duties. During the term of this Agreement (the “Interim Period”), you shall serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a president and chief executive officer of a company of comparable size and with a similar business as the Company. You agree that while serving as Interim Chief Executive Officer under this Agreement you shall use best efforts and devote such business time to the Company as reasonably necessary to manage the business of the Company. While acting as Interim Chief Executive Officer, you will also continue to serve on the Board of Directors of the Company (the “Board”) as the Chairman of the Board; provided, however, that you will resign from your positions as a member of the Audit, Compensation and Nominating/Corporate Governance Committees of the Board, effective as of the Start Date. Following the Transition Date, you will return serving as a non-employee director and commence service as Non-Executive Chairman of the Board.
3.    Status. Notwithstanding any provision of this Agreement to the contrary, during the Interim Period, you are and shall at all times be an independent contractor and not an employee, agent, partner, or joint venturer of the Company. You shall have no right under this Agreement, or as a result of your consulting services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from your compensation for taxes, the payment of which shall be solely your responsibility. You shall pay, when and as due, any and all taxes incurred as a result of your compensation hereunder, including estimated taxes, and if requested by the Company in connection with any audit or other inquiry from a governmental authority or agency, provide the Company with proof of said payments. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from you being determined not to be an independent contractor.
4.    Compensation. In consideration for your services to the Company as Interim Chief Executive Officer, you shall receive the following compensation from the Company:

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(a)    Cash Compensation. During the Interim Period, the Company shall pay you a retainer of $95,000 per month, which is equivalent to $1,140,000 per annum, payable bi-monthly in arrears. You will also be awarded a bonus by the Board in connection with your service as interim Chief Executive Officer in the amount of $300,000 upon the appointment of a permanent President and Chief Executive Officer.
(b)    Equity Compensation. Upon the appointment of a permanent President and Chief Executive Officer and your assuming the role of Non-Executive Chairman of the Board, you shall receive a grant of 7,500 deferred stock units (the “DSUs”), subject to the terms and conditions of the Company’s 2015 Annual Incentive Plan and an award agreement. The DSUs shall immediately vest on the grant date.
(c)    Expenses. The Company shall reimburse you for temporary housing expenses and business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s general policies, including reasonable travel. Such expenses shall be reimbursed upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.
(d)    Nature of Compensation. You and the Company acknowledge and agree that the compensation payable to you under this Agreement is solely for your services as Interim Chief Executive Officer and not for your service as a non-employee member of the Board. During the Interim Period, you will forego any compensation for your service as a member of the Board under the Company’s Non-Employee Director Compensation Policy.
5.    Confidentiality. In connection with your services hereunder, you agree to enter into the Company’s standard Confidentiality Agreement (the “Confidentiality Agreement”).
6.    Non-Solicitation of Employees. For 2 years after the Transition Date, you will not directly or indirectly, whether for your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed by the Company to terminate employment with, or otherwise cease a relationship with, the Company; or (2) anyone employed by the Company at any time during the immediately preceding 12 months to provide services of any kind to a competitor of the Company. You further agree that, in the event any individual within the groups defined above approaches you about providing services to a competitor of the Company, you shall reject such approach and not hire/otherwise engage/supervise such individual.
7.    Non-Solicitation of Customers. For 2 years after the Transition Date, you will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company.
8.    Termination. This Agreement may be terminated by you or the Company at any time for any or no reason upon thirty (30) days’ written notice to the Company in order to facilitate an orderly transition of your duties.
9.    Miscellaneous.
(a)    This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and this Agreement supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest, other than as set forth in the Company’s Non-Employee Director Compensation Policy.
(b)    This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(c)    This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.
(d)    This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Kansas as applied to contracts made and to be performed entirely within Kansas.
If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

COMPASS MINERALS INTERNATIONAL, INC.

By:	/s/ Paul S. Williams
Paul S. Williams
Director, Chair of the Compensation Committee

AGREED AND ACCEPTED:

/s/ Richard S. Grant		November 19, 2018
Richard S. Grant		Date

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